
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000805297
<NAME> KRUPP INSURED PLUS-II LIMITED PARTNERSHIP

<PERIOD-TYPE>                                           12-MOS
<FISCAL-YEAR-END>                                       Dec-31-1999
<PERIOD-END>                                            Dec-31-1999
<CASH>                                                   11,093,183
<SECURITIES>                                             48,502,344<F1>
<RECEIVABLES>                                               378,286
<ALLOWANCES>                                                      0
<INVENTORY>                                                       0
<CURRENT-ASSETS>                                            188,180<F2>
<PP&E>                                                            0
<DEPRECIATION>                                                    0
<TOTAL-ASSETS>                                           60,161,993
<CURRENT-LIABILITIES>                                        19,948
<BONDS>                                                           0
<PREFERRED-MANDATORY>                                             0
<PREFERRED>                                                       0
<COMMON>                                                 60,036,964<F3>
<OTHER-SE>                                                  105,081<F4>
<TOTAL-LIABILITY-AND-EQUITY>                             60,161,993
<SALES>                                                           0
<TOTAL-REVENUES>                                          7,822,665<F5>
<CGS>                                                             0
<TOTAL-COSTS>                                                     0
<OTHER-EXPENSES>                                          1,675,947<F6>
<LOSS-PROVISION>                                                  0
<INTEREST-EXPENSE>                                                0
<INCOME-PRETAX>                                           6,146,718
<INCOME-TAX>                                                      0
<INCOME-CONTINUING>                                       6,146,718
<DISCONTINUED>                                                    0
<EXTRAORDINARY>                                                   0
<CHANGES>                                                         0
<NET-INCOME>                                              6,146,718
<EPS-BASIC>                                                       0
<EPS-DILUTED>                                                     0<F7>

<F1>Includes   Participating  Insured  Mortgages  ("PIMs")  of  $26,224,388  and
    Mortgage-Backed Securities ("MBS") of $22,277,956.

<F2>Includes  prepaid  acquisition  fees  and  expenses  of  $1,382,470  net  of accumulated amortization of $1,203,575 and prepaid participation servicing fees of $209,117 net of accumulated amortization of $200,032.

<F3>Represents  total equity of General Partners and Limited  Partners.  General
    Partners deficit of ($323,383) and Limited Partners equity of $60,360,347.

<F4>Unrealized gains on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $898,457 of amortization of prepaid fees and expenses.

<F7>Net income allocated  $184,402 to the General Partners and $5,962,316 to the
    Limited Partners. Average net income per Limited Partner interest is $.41 on 14,655,512 Limited Partner interests outstanding.

